Exhibit 10.110

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”) is entered into between James H. Coleman (“Executive”) and Cortex Pharmaceuticals, Inc. (the “Company”) effective as of this 22 day of December 2008.

R E C I T A L S

WHEREAS, Executive and the Company are parties to an Employment Agreement entered into as of May 17, 2000, as amended January 1, 2004 (the “Employment Agreement”).

WHEREAS, since the execution of the Employment Agreement, there have been certain changes to Internal Revenue Code of 1986, as amended, including Section 409A and the regulations thereunder.

WHEREAS, in order to comply with Internal Revenue Code Section 409A and the regulations issued under such section, Executive and the Company desire to amend the Employment Agreement as set forth below.

NOW THEREFORE, in consideration of the above and the mutual covenants and conditions contained below, Executive and the Company agree as follows:

1. Section 5 of the Employment Agreement shall be amended and restated in its entirety to read in full as follows:

“5. Expenses. The Company shall reimburse the Executive, promptly upon presentation of itemized vouchers, for all ordinary and customary business expenses, consistent with the Company’s reimbursement policy, incurred by the Executive in the performance of his duties. Any amounts payable under this Section 5 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 5 during any taxable year of Executive will not affect such amounts provided in any other taxable year of Executive, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.”

2. Section 6(b) of the Employment Agreement shall be amended and restated in its entirety to read in full as follows:

“(b) Executive will also be eligible to receive an incentive bonus of between 0% and 50% of his annual base annual salary based upon review of Executive’s performance and achievements by his immediate supervisor, and Company performance, in the year under consideration. Whether such bonus shall be paid in any given year and the amount of such bonus shall be determined by Executive’s immediate supervisor, subject to review and approval by the Compensation Committee of the Board of Directors; provided, however, that such determination and approval shall be completed and, if applicable, the bonus shall be paid, no later than December 31 of the calendar year following the calendar year to which such bonus relates. Such bonus shall accrue and be paid only if the Board of Directors in its sole discretion determines that the Company has sufficient financial resources to do so.”

3. Section 10 of the Employment Agreement shall be amended and restated in its entirety to read in full as follows:

“10.	Termination Without Cause or for Good Cause.

(a) The Company may terminate the employment of the Executive under this Agreement without cause at any time upon at least thirty (30) days’ prior written notice to the Executive. The Executive may terminate his employment under this Agreement for “Good Reason” which shall mean (i) a material breach by the Company of any representation, covenant or agreement contained in this Agreement, (ii) a material change in the Executive’s title or a material reduction or alteration of the duties of the Executive, (iii) a requirement that the Executive relocate outside of Orange County, California, or (iv) a material change in the reporting relationship of the Executive; provided that (A) Executive shall have given written notice to the Company of Executive’s intent to resign for Good Reason within 90 days after Executive becomes aware of the occurrence of any such event (specifying in detail the nature and scope of the event), and (B) such event or occurrence shall not have been resolved within 30 days of the Company’s receipt of such notice, and (C) any termination by Executive for Good Reason following such 30-day cure period must occur no later than the date that is two (2) years following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent. Executive’s termination for Good Reason shall be treated as involuntary. Subject to Section 10(b), in the event of such a termination by either the Company or the Executive for Good Reason, the Company shall pay to Executive termination pay equal to twelve months of then current salary on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date, and subject to applicable tax withholding. Each installment payment made pursuant to this Section 10(a) shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including for purposes of Section 10(b)(ii).

(b) Section 409A Payment Delay.

(i) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 10 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (A) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (B) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in Section 10, shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (y) the date of the Executive’s death or (z) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under the

Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(ii) Exceptions to Payment Delay. Notwithstanding Section 10(b)(i), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Section 10, shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in this Section 10 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (A) the severance payments payable pursuant to this Section 10, by its terms and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (x) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (y) the end of the calendar year in which Executive’s Separation from Service occurs, or (B) (x) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (y) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

(iii) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

(c) If the employment of the Executive is terminated under paragraph (a), all stock options then held by Executive shall immediately vest by one (1) additional year. Executive acknowledges that this may produce a change in the tax status of such options, and that the Company assumes no liability or obligation in connection with any such change.

(d) Termination of employment under this Section 10 shall not terminate the Executive’s obligations under Sections 7 and 8.

(e) Nothing contained in this Agreement shall be construed to abrogate the obligations of the Company to the Executive, or Executive’s personal representative or heirs, as the case may be, to make payment or provide any other benefit that accrued prior to the termination of Executive’s employment.”

4. Section 11 of the Employment Agreement shall be amended and restated in its entirety to read in full as follows:

“11. Disability of the Executive. In the event that the Executive during this period while employed under this Agreement shall at any time become unable, due to illness accident, injury or otherwise, to carry out his duties under this Agreement for a period of at least three (3) consecutive months the Company may terminate the employment of the Executive under this Agreement. In such event the Company shall compensate the Executive in an amount equal to the difference between any disability insurance proceeds and Executive’s then current monthly salary and other non-taxable benefits for a period of one year, which amounts shall be paid on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date, and subject to applicable tax withholding. Each installment payment made pursuant to this Section 11 shall be considered a separate payment for purposes of Section 409A of the Code including for purposes of Section 10(b)(ii). A termination of employment under this Section 11 will not terminate the Executive’s obligations under Sections 7 and 8.”

5. Except as provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect. All defined terms used herein that are otherwise not defined herein shall have the meanings given to them in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first indicated above.

Cortex Pharmaceuticals, Inc.

By:	/s/ Roger G. Stoll
Its:	Exec. Chairman

/s/ James H. Coleman
James H. Coleman

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